EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

J.B. Hunt Transport Services, Inc.:

We consent to the incorporation by reference herein in the Registration Statement (No. 333-103748) on Form S-8 of J.B. Hunt Transport Services, Inc. of our report dated June 11, 2004, relating to the statements of net assets available for benefits of the J.B. Hunt Transport Services, Inc. Employee Retirement Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets for benefits for the years then ended and related supplemental schedule H, line 4i, which report appears in the December 31, 2003, annual report on Form 11-K of the J.B. Hunt Transport Services, Inc. Employee Retirement Plan.

/s/ KPMG LLP

Tulsa, Oklahoma

June 25, 2004